Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement"), is entered into by and between MAXXAM Inc. ("Employer"), and Emily Madison, ("Employee"), on April 1, 2005.

WITNESSETH:

WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:	EMPLOYMENT AND DUTIES:

1.1        Subject to the terms and conditions of this Agreement, Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning on or about April 1, 2005, and continuing until the earlier of (i) the date of Employee's death, (ii) the date of Employee's initial eligibility for benefits under Employer's Long Term Disability Plan, or (iii) April 1, 2008 (the "Term"). At the conclusion of the Term, employee shall become an "at will" employee as defined by the laws of the state of Texas.

1.2        Employee shall be employed as the Company's Vice President, Finance. Employee agrees to serve in this assigned position and to perform diligently and to the best of Employee's abilities, the duties and services of such position as determined by Employer, as well as such reasonable additional or different duties and services appropriate to this position which Employee from time to time may be directed to perform by Employer.

1.3        Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee's business time.

ARTICLE 2:	COMPENSATION AND BENEFITS:

2.1        Employee's base salary while employed by Employer during the Term shall be payable at a rate of not less than the gross amount of $228,600 per annum which shall be paid in accordance with Employer's standard payroll practice for its executives in effect from time to time ("Base Salary"). Base Salary is determined on an annual basis and will be prorated for any partial calendar year of employment. Employee's base salary shall be reviewed by the Company's Compensation Policy Committee at the end of each calendar year.

2.2              Employee will receive, on the later of April 1, 2005, or her first day of employment, a one-time signing bonus in the gross amount of $37,500.

2.3              Employee shall participate in Employer's bonus and similar incentive arrangements that are available to Employer's executives and shall receive a bonus in the gross amount of not less than $50,000 under such arrangements for each calendar year during the Term while employed by Employer, prorated on the basis of a 365 day year for any partial calendar year of employment. Bonus awards are typically awarded in December of each calendar year. Employee's bonus shall be reviewed by the Company's Compensation Policy Committee at the end of each calendar year.

2.4              On the later of April 1, 2005, or her first date of employment, Employer shall grant to Employee under the MAXXAM Inc. 2002 Omnibus Employee Incentive Plan (the "MAXXAM Incentive Plan") 5,000 shares of MAXXAM stock. Future grants of MAXXAM stock under the MAXXAM Incentive Plan shall be at the discretion of Employer.

2.5              Commencing on the later of April 1, 2005 or the first day of Employee's employment, and at all times during the Term while Employee is employed by Employer, Employee will be designated as a participant in the MAXXAM Inc. Capital Accumulation Plan (the "Plan"), subject to the terms of this Plan as in existence from time to time. While Employer has no current intention of modifying this Plan, Employer shall have no obligation to maintain this Plan during the Term of Employee's employment with Employer.

2.6              Commencing on the later of April 1, 2005, or the first day of Employee's employment, and subject to Employer's generally applicable expense reimbursement policies, Employer shall reimburse Employee for, all ordinary, reasonable, and necessary expenses which Employee incurs in performing her duties under this Agreement, including, but not limited to, travel, professional dues and subscriptions, and course work required for employee to maintain her professional accreditation. Employer shall provide Employee with an automobile allowance payable monthly at an annual rate of $15,000 during the Term.

2.7              While employed by Employer, Employee shall be allowed to participate, on the same basis as other executive employees of Employer, in all general employee benefit plans and programs. Such benefits, plans, and programs, which Employer shall have no obligation to maintain, may include, without limitation, medical, health and dental care, life insurance, disability protection, and qualified retirement plans.

2.8              During each calendar year of her employment during the Term, Employee shall be entitled to four weeks vacation in lieu of the vacation to which Employee would otherwise be entitled under Employer's vacation policy. Such vacation entitlement shall be pro rated for any partial calendar year of employment. Unused vacation may be carried forward in accordance with Employer's existing policy but will not in any event be cashed out.

ARTICLE 3:	TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

3.1              Employee's employment with Employer may be terminated at any time during the Term by Employer upon notice to Employee or by Employee upon notice to Employer for any or no reason.

3.2              If Employee's employment is terminated by reason of the death of Employee, Employee's eligibility for benefits under Employer's Long-Term Disability Plan, a "Voluntary Termination" by Employee (as hereinafter defined), or by Employer for "Cause" (as hereinafter defined), all future compensation and benefits to which Employee is otherwise entitled pursuant to this Agreement shall cease and terminate as of the date of termination. Employee shall be entitled to (i) pro rata base salary through the date of such termination and (ii) any compensation and benefits otherwise due to Employee pursuant to the terms of Employer's employee benefit plans.

3.3              If Employee's employment is terminated for any reason other than as described in Section 3.2 above during the Term, Employer shall continue to pay to Employee through April 1, 2008 (i) Employee's base salary, determined at the highest rate in effect within the one year period ending on the date of termination, and (ii) Employee's bonus at the rate in effect for the last full year of Employee's employment.

3.4              As a condition to the receipt of the severance benefits provided in Section 3.3, Employee shall execute a release, releasing Employer and Employer's shareholders, officers, directors, employees, and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to, all claims or causes or action arising out of Employee's employment with Employer or the termination of such employment, and the performance of Employer's obligations hereunder and receipt of any benefits provided hereunder by Employee shall constitute full settlement of all such claims and causes of action.

3.5              For purposes of Section 3.2, a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term shall be any termination of employment by Employee, other than (i) a termination of Employee's employment because of a material breach by Employer of any material provision of this Agreement which remains uncorrected for 30 days following written notice of such breach by Employee to Employer or (ii) a termination of Employee's employment within six months of a material reduction in Employee's rank or responsibility with Employer which remains uncorrected for 30 days following written notice of such reduction by Employee to Employer.

3.6              For purposes of Section 3.2, the term "Cause" shall mean any of (i) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, (ii) Employee's conviction of a felony, (iii) Employee's commission of an act of fraud against Employer, (iv) Employee's breach of any material provision of this Agreement which remains uncorrected for 30 days following written notice to Employee by Employer of such breach, (v) Employee's failure to substantially perform her duties hereunder, other than as a result of illness or injury, which failure remains uncorrected for 30 days following written notice to Employee by Employer of such failure, or (vi) Employee's material failure to comply with Employer's Code of Business Conduct, which failure remains uncorrected for 30 days following written notice to Employee by Employer of such failure.

3.7              Employee agrees that in her position as Vice President, Finance, she will receive and have access to confidential, proprietary and trade secret information belonging to the Employer, including but not limited to, the Employer's financial information, business records, and information concerning the assets, resources or strategies of the Employer ("Confidential Information"). Employee hereby agrees that she will not, at any time during or after her employment by Employer, make any unauthorized disclosure of such Confidential Information or any information related to the Employer or its officers, directors, employees, or shareholders (other than publicly available information), or make any use thereof, except for the benefit of, and on behalf of, Employer. For the purposes of this Section, the term "Employer" shall also include affiliates of Employer. Employee agrees that she will pay to Employer any amounts that she may benefit as a result of her breach of the provisions of this Section.

ARTICLE 4:	MISCELLANEOUS:

4.1              Any controversy, whether contractual or otherwise, arising out of or related in any way to this Agreement or to the employment of Employee, shall be subject to final and binding arbitration in lieu of litigation. This includes claims for discrimination and harassment under federal or state law, wrongful termination claims, and retaliation claims. Any such arbitration proceedings shall be subject to the labor arbitration rules of the American Arbitration Association and shall be held in Houston, Texas before a single arbitrator selected by the parties from the American Arbitration Association's employment law panel. In deciding the substance of the parties' claims, the arbitrator shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state's law). The arbitrator will not have the power to add to or ignore any of the terms and conditions of this Agreement. Her or her decision shall not go beyond what is necessary for the interpretation and application of this Agreement and obligations of the parties under this Agreement. If any controversy regarding this Agreement is submitted to arbitration, Employee and Employer agree that the arbitrator's decision shall be final and legally binding on both parties. The arbitration provisions of this Section shall be governed by the provisions of the Federal Arbitration Act. This Section shall not prevent Employer from seeking an injunction from a court of competent jurisdiction in connection with any actual or threatened breach of Section 3.7 by Employee.

4.2              For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer, to MAXXAM Inc. at its corporate headquarters to the attention of the President of MAXXAM Inc.

If to Employee, to her last known personal residence.

4.3              Except as otherwise provided herein, this agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer to the laws of another State or country.

4.4              No failure by either party hereto at any time to give notice of any breach by the other party of or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

4.5              It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law.

If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

4.6              This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or, substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

4.7              This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to such subject matter, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matter. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matter, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

EXECUTED this 1st day of April, 2005.

MAXXAM Inc.

By:	/s/ Paul N. Schwartz
Paul N. Schwartz, President

EMPLOYEE:

/s/ Emily Madison

 Emily Madison